Exhibit 99.1

Nutrition 21 Announces Financial Results for Fiscal Year 2010
EBITDA from continuing operations more than doubles
Total Revenues from continuing operations increases 14%

CONTACT:
Nutrition 21, Inc.
Alan Kirschbaum
914-701-4500

PURCHASE, NY, September 22, 2010 – Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of nutritional ingredients for the dietary supplement and functional food and beverage markets, today announced financial results for the fourth quarter and the full fiscal year ended June 30, 2010.

The Company reported total revenues from continuing operations of $2.7 million for the fourth quarter ended June 30, 2010, compared to $2.2 million in the corresponding quarter a year ago.  Net loss from continuing operations for the fourth quarter this year was $43 thousand, or  $0.0 per diluted common share, compared to a net loss of $0.7 million, or $(0.01) per diluted common share, in the corresponding quarter a year ago.

For the year ended June 30, 2010, the Company reported total revenues from continuing operations of $8.8 million compared to $7.7 million in the comparable period a year ago. The net loss from continuing operations for the year ended June 30, 2010 was $1.8 million or, ($0.02) per diluted common share, compared to $4.2 million or ($0.6) per diluted common share in the corresponding period a year ago. EBITDA  (earnings before interest, taxes, depreciation and amortization) from continuing operations for the fiscal year ended June 30, 2010 was $2.3 million compared to $ 1.1 million in the same period a year ago.

The Company completed the sale of its Branded Products Group during the quarter ended December 31, 2009, which has been recorded as a discontinued operation. The improvement in financial results is due to the sale of the discontinued operation, as well as to the Company’s emphasis on expense controls, continued strong sales, primarily of chromium picolinate for human consumption, and the introduction and initial shipment of new products.

Net income from discontinued operations for the quarter ended June 30, 2010 was $45 thousand or ($ 0.00) per diluted common share, compared to a net loss of $20.0 million or ($0.30) per diluted common share in the comparable period a year ago. The fourth quarter of fiscal year 2009 included a $17.5 million non-cash impairment charge relating to goodwill and intangible assets that have indefinite lives.

For the year ended June 30, 2010, the Company reported a net loss from discontinued operations of $1.8 million or ($ 0.02) per diluted common share compared to a net loss of $16.6 million or ($0.25) per diluted common share in the comparable period a year ago. Last year’s loss included a $17.5 million non-cash charge relating to goodwill and intangible assets that have indefinite lives.

Michael Zeher, president and chief executive officer, said, “We are pleased to report that for the year ended June 30, 2010, our operating income was $1.9 million or 22% of total revenues, compared to a prior year operating loss of $16 thousand. Looking forward  to fiscal year 2011, we anticipate that our operations will continue to improve. However,  we will need to satisfy a requirement to redeem our Preferred Stock in September 2011 for approximately $17.8 million. Also, if  the market price of our shares  remains at very low levels, we will need to issue significant additional common shares if we continue to pay Preferred dividends in stock instead of cash.

We believe that delivering consistently positive EBITDA should be noted by our current shareholders as well as  potential new investors as an indication of value inherent in our company. The refocusing of our energies to our core ingredients business has already shown itself to be a good decision for the Company.  We look forward to developing new business opportunities both here in the U.S. and abroad as we continue to work on achieving consistent profit and revenue growth."

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$935	$1,373
Accounts receivable, net	1,495	2,752
Other receivables, net	224	516
Inventories, net	173	3,878
Other current assets	104	467
Property and equipment, net	57	46
Patents, trademarks and other intangibles, net	588	766
Goodwill and other intangibles with indefinite lives	--	3,636
Other assets	386	1,389

TOTAL ASSETS	$3,962	$14,823

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current portion of long-term debt	$--	$4,457
Accounts payable	719	4,439
Accrued expenses	1,321	2,218
Deferred income	--	361
Deferred income taxes	--	1,200
8% Series J convertible preferred stock subject to mandatory redemption	15,068	13,218
Total liabilities	17,108	25,893
Stockholders’ Deficit	(13,146)	(11,070)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,962	$14,823

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	YEAR ENDED
	JUNE 30,
	2010	2009

Net sales	$8,428	$7,684
Other revenues	335	348

Total Revenues	8,763	7,684

Costs and Expenses

Cost of Revenues	2,087	1,722

Advertising and Promotion	740	625

General and Administrative	3,214	3,883

Research and Development	392	364

Depreciation and Amortization	387	1,106

Total Costs and Expenses	6,820	7,700

Operating Income (Loss)	1,943	(16)

Interest expense, net	(3,779)	(4,370)

Loss from Continuing Operations	(1,836)	(4,386)

Discontinued Operations, net	(1,820)	(16,622)

Net Loss	$(3,656)	$(20,809)

Basic and diluted loss per common share	$(0.04)	$(0.31)

Weighted average number of common shares – basic and diluted	81,388	67,196